CORPORATE MANAGEMENT AGREEMENT

THIS AGREEMENT is made this 3rd of September, 2017 for services to be rendered between the period of September 3rd, 2017 through March 2nd, 2018 by and between **American Premium Water Corp**. (HIPH) (hereinafter referred to as "**COMPANY**"), and **Ryan Fishoff**, (hereinafter referred to as "**CEO**"), (and collectively hereinafter referred to as "**THE PARTIES**"), whereby CEO shall provide to COMPANY specific services outlined herein.

WHEREAS, CEO is engaged in the business of providing corporate management services, marketing, and Company wishes to obtain the corporate management services of CEO.

In consideration of the premises, conditions and covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. **SERVICES.** The Company hereby engages CEO as a corporate CEO in support of the Company's existing management services relationships. CEO shall provide the Company with the following services:
   (a) Review with Company management the Company's current brand image to help market Company's products.
   (b) Determine with Company management the correct amount of changes to implement in order to help Company.
   (c) Discuss with management on a cost analysis basis the changes and measures to achieve and grow revenue via the use of branding, marketing and celebrity driven events that will showcase the APWC products.
   (d) Advise the Company regarding the sale and distribution of products as well as potential mergers and acquisitions.
   (e) Advise the Company on corporate infrastructure such as sales, marketing, distribution, website, logo design and overall corporate image.
2. **TERM**: The term of this Agreement is for a period of six months as outlined above, to be renewed automatically for another six month Term, unless terminated by mutual consent of both Parties.
3. **COMPLIANCE BY COMPANY**: The Company and its affiliates shall cooperate with CEO by supplying it with any requested or required information, data or records in a timely, efficient and professional manner to the best of its ability.
4. **COMPENSATION:** In consideration for those services outlined in paragraph 1, Company shall pay CEO as follows:
   (a) The Company shall issue to CEO One (1) Million Preferred Shares of stock in American Premium Water Corp (HIPH) at par value of 0.001
   (b) Consulting services rendered by CEO are in the areas of fundraising, sales, marketing, media image, branding and strategy in concert with the Company's corporate vision, itself subject to changes in direction. Stock being awarded as payment is for services already performed by CEO as of this agreement date. Consulting services of a nature deemed outside the aforementioned areas may be subject to a new agreement/contract.
5. **CEO CONFIDENTIAL INFORMATION; NON-CIRCUMVENTION**: All CEO contact information, capital market information and CEO analysis shall be deemed CEO

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confidential information. The Company agrees that CEO has a proprietary interest in and exclusive rights to any financing source introduced to the Company by CEO. In consideration of CEO's disclosure to the Company of such information and any other proprietary or confidential market information, the Company agrees that it will not use any such information other than as permitted by CEO in connection with this Agreement. This Section shall survive any termination or expiration of this Agreement.

6. **EXCLUDED SERVICES:** It is understood and agreed between the parties that CEO's services shall be limited to those of a corporate CEO and that nothing herein shall be construed or interpreted to mean that CEO is acting as an attorney, accountant, business valuator or officer.

7. **CONFIDENTIAL INFORMATION:** In the course of providing services to the Company pursuant to this Agreement, information may be disclosed to CEO by the Company which is regarded as confidential and/or proprietary by the Company ("Company Confidential Information"). "Company Confidential Information" includes, without limitation, products, processes, customers, equipment and other assets, financial statements, programs, prices, costs, development plans, manufacturing, marketing, research and development and technology. CEO agrees to maintain the confidentiality of all such Company Confidential Information during the term hereof and for a period of two years thereafter.

8. **ENTIRE AGREEMENT:** This Agreement contains the entire understanding of the parties. There are no other agreements, representations, or warranties not set forth herein.

9. **NOTICES:** All notices or other documents under this Agreement shall be in writing and delivered personally or mailed by certified mail, postage prepaid, addressed to the Company or to CEO at their last known business addresses.

10. **INDEPENDENT CONTRACTOR:** The parties hereto acknowledge and confirm that CEO is an independent contractor in relation to Company and not an employee, agent, partner, shareholder, joint venturer, officer, director or affiliate.

11. **GOVERNING LAW:** This Agreement shall be construed in accordance with and governed by the laws of the State of California, without giving effect to the conflicts of law provisions thereof.

12. **COUNTERPARTS:** This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Further, a facsimile copy of this Agreement shall be treated the same and have the same full force and effect as an original executed copy.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year above first written.

By: Company____________________
American Premium Water (HIPH)
Al Culbreth, Chairman

By: CEO____________________
Ryan Fishoff

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